Exhibit 23.2

March 7, 2005

Cabot Oil & Gas Corporation

1200 Enclave Parkway

Houston, Texas 77077

Re:         Securities and Exchange Commission

               Form S-8 of Cabot Oil & Gas Corporation

Gentlemen:

The firm of Miller and Lents, Ltd. consents to the use of its name and to the use of its report dated February 7, 2005, regarding Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2004, which report is to be included by reference in Form S-8 to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

Miller and Lents, Ltd. has no financial interest in Cabot Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

Yours very truly,

MILLER AND LENTS, LTD.

By:	/s/ James A. Cole
James A. Cole
Senior Vice President